Exhibit 99.1

Gentherm Announces Dr. Ken Washington as New Independent Director

NORTHVILLE, Mich., October 2, 2023 (GLOBE NEWSWIRE) — Gentherm (NASDAQ: THRM), the global market leader of innovative thermal management and pneumatic comfort technologies for the automotive industry and a leader in medical patient temperature management systems, today announced that Dr. Ken Washington has been appointed to the Company’s Board of Directors, effective October 2, 2023.

Dr. Washington is the Senior Vice President, Chief Technology and Innovation Officer of Medtronic plc (NYSE: MDT), a global healthcare technology company that provides device-based medical therapies and services. He was appointed to this position in June 2023, and he leads innovation and the expansion of technology platforms across Medtronic’s portfolio. Prior to joining Medtronic, Dr. Washington served as the Vice President of Software Engineering, Consumer Robotics for Amazon Lab126, a premier innovation hub and subsidiary of Amazon.com, Inc. (Nasdaq: AMZN). At Amazon Lab 126, Dr. Washington was responsible for all aspects of the profitability of Amazon’s consumer robotics business unit. Before his employment at Amazon Lab 126, Dr. Washington held varying positions at Ford Motor Company (NYSE: F), including serving as Chief Technology Officer. At Ford, he led the worldwide research organization, oversaw the development and implementation of Ford’s technology strategy and plans, oversaw the autonomous vehicle program, and played a key role in Ford’s expansion into emerging mobility opportunities. Dr. Washington further worked at Lockhead Martin Corporation (NYSE: LMT) as Vice President of the Advanced Technology Center and its first Chief Privacy Officer. Dr. Washington also served for approximately 21 years in various roles at Sandia National Laboratories, including as Chief Information Officer.

Dr. Washington previously served as a member of the Board of Directors of McKesson Corporation (NYSE: MCK) from July 2019 to October 2021, including as a member of the Compliance and Finance Committees, as well as numerous private company boards and advisory boards of academic institutions.

“We are pleased to welcome Ken to Gentherm’s Board of Directors,” said Ronald Hundzinski, Chair of the Board of Gentherm. “Ken brings years of experience in technology, research, and strategy across global automotive and medical organizations that will be a valuable asset to Gentherm’s Board.”

“Ken’s strong track record of leading technology development and execution makes him an ideal Board member to help drive innovation and strategy to strengthen shareholder value,” said Phil Eyler, President and CEO of Gentherm. “I look forward to his insight and counsel and am excited for him to join as a new member of our Board of Directors.”

Dr. Washington earned his bachelor’s, master’s, and doctorate degrees in nuclear engineering from Texas A&M University.

Investor Contact

Yijing Brentano

investors@gentherm.com

248.308.1702

21680 Haggerty Road Northville, MI 48167 | 1.248.504.0500	www.gentherm.com

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ: THRM) is the global market leader in innovative thermal management and pneumatic comfort technologies for the automotive industry and a leader in medical patient temperature management systems. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests, and other components), battery performance solutions, cable systems, lumbar and massage comfort solutions, valve system technologies, and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has more than 14,000 employees in facilities in the United States, Germany, China, Czech Republic, Hungary, Japan, Malta, Mexico, North Macedonia, South Korea, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.